As filed with the Securities and Exchange Commission on May 2, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dana Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	26-1531856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3939 Technology Drive, Maumee, Ohio	43537
(Address of principal executive offices)	(Zip code)

DANA HOLDING CORPORATION 2012 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

MARC S. LEVIN

Senior Vice President, General Counsel and Secretary

Dana Holding Corporation

3939 Technology Drive

Maumee, Ohio 43537

419-887-3000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock (par value $0.01 per share)	5,000,000 shares(3)	$14.98	$74,900,000	$8,583.54
TOTAL REGISTRATION FEE				$8,583.54

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also shall be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plans which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of completing the registration fee in accordance with Rule 457(c) and 452(h) under the Securities Act. Pursuant to Rule 457(h)(1) under the Securities Act, the per share and aggregate offering price are based upon the average of the high and low sales prices of the shares of common stock as reported on the New York Stock Exchange Composite Tape on April 26, 2012 ($14.98 per share).
(3)	Represents securities that may be issued pursuant to the Dana Holding Corporation 2012 Omnibus Incentive Plan.

EXPLANATORY NOTE

On April 24, 2012, the shareholders of Dana Holding Corporation (“Dana”) approved the Dana Holding Corporation 2012 Omnibus Incentive Plan (“2012 OIP”). Effective upon the approval of the 2012 OIP, no additional awards are to be granted pursuant to the terms of the Dana Holding Corporation 2008 Omnibus Incentive Plan (the “Prior Plan”), and the Prior Plan’s Carried Forward Shares are available for awards under the 2012 OIP. The Carried Forward Shares were registered as follows: Registration Statement No. 333-149191 filed on February 12, 2008. The Carried Forward Shares are deemed covered by this Registration Statement on Form S-8 (this “Registration Statement”) and, pursuant to Instruction E to Form S-8, no additional registration fee is due with respect to them.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by Dana are incorporated in this Registration Statement by reference:

1. Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2011 (except to the extent that information therein is deemed furnished and not filed); and

3. The description of Dana’s common stock, par value $0.01 per share, set forth in Dana’s Registration Statement on Form 8-A filed January 31, 2008 and any amendments, reports or other filings filed with the Commission for the purpose of updating that description.

Except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by Dana or the Plans with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Under our Restated Certificate of Incorporation, our directors and officers are entitled to indemnification from Dana to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). In addition, Dana may, to the fullest extent permitted by the DGCL or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify other employees and agents of Dana. Pursuant to Section 145 of the DGCL, Dana generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Dana, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of Dana, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to Dana unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Dana also has the power to purchase and maintain insurance for its directors and officers.

Dana has also entered into indemnity agreements with each member of its Board of Directors and its officers. These agreements generally provide that, if the director or officer becomes involved in a claim (as defined in the terms and conditions of such agreement) by reason of an indemnifiable claim (as defined in the agreement), Dana will indemnify the director or officer to the fullest extent authorized by Dana’s Restated Certificate of Incorporation, notwithstanding any subsequent amendment, repeal or modification of the Restated Certificate of Incorporation, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim.

The preceding discussion of Dana’s Section 145 of the DGCL, Restated Certificate of Incorporation and form of indemnity agreement previously filed with the Commission is not intended to be exhaustive and is qualified by Section 145 of the DGCL, the Restated Certificate of Incorporation and form of indemnity agreement.

ITEM 7.	Exemption From Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

The following documents are attached hereto or incorporated herein by reference as exhibits to this Registration Statement:

EXHIBIT INDEX

Item 601 Regulation S-K Exhibit Reference Number	Description of Document

4.1	Restated Certificate of Incorporation of Dana Holding Corporation (incorporated herein by reference to Exhibit 3.1 to Dana’s Registration Statement on Form 8-A filed January 31, 2008).

4.2	Bylaws of Dana Holding Corporation (incorporated by reference to Exhibit 3.2 to Dana Holding Corporation’s Current Report on Form 8-K dated December 20, 2010).

4.3	Dana Holding Corporation 2012 Omnibus Incentive Plan.

5.1	Opinion and Consent of Robert W. Spencer, Jr. as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Robert W. Spencer, Jr., legal counsel (contained in Exhibit 5.1).

24.1	Powers of Attorney.

ITEM 9.	Undertakings.

A. Dana hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Dana or the Plans pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Dana hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Dana’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Dana pursuant to the foregoing provisions, or otherwise, Dana has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dana of expenses incurred or paid by a director, officer or controlling person of Dana in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Dana will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maumee, State of Ohio, on May 2, 2012.

DANA HOLDING CORPORATION

By:	* /s/ ROGER J. WOOD
Roger J. Wood
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 2, 2012:

Signature	Title

* /s/ ROGER J. WOOD Roger J. Wood	President and Chief Executive Officer and Director (Principal Executive Officer)

* /s/ WILLIAM G. QUIGLEY III William G. Quigley III	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* /s/ RODNEY R. FILCEK Rodney R. Filcek	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* /s/ MARK T. GALLOGLY Mark T. Gallogly	Director

* /s/ VIRGINIA A. KAMSKY Virginia A. Kamsky	Director

* /s/ TERRENCE J. KEATING Terrence J. Keating	Director

* /s/ BRANDT F. MCKEE Brandt F. McKee	Director

* /s/ JOSEPH C. MUSCARI Joseph C. Muscari	Director

* /s/ MARK A. SCHULZ Mark A. Schulz	Director

* /s/ STEVEN B. SCHWARZWAELDER Steven B. Schwarzwaelder	Director

* /s/ RICHARD F. WALLMAN Richard F. Wallman	Director

* /s/ KEITH E. WANDELL Keith E. Wandell	Director

*By:	/s/ ROBERT W. SPENCER, JR.
Robert W. Spencer, Jr.
Attorney-in-Fact

May 2, 2012

EXHIBIT INDEX

Item 601 Regulation S-K Exhibit Reference Number	Description of Document

4.1	Restated Certificate of Incorporation of Dana Holding Corporation (incorporated herein by reference to Exhibit 3.1 to Dana’s Registration Statement on Form 8-A filed January 31, 2008).

4.2	Bylaws of Dana Holding Corporation (incorporated by reference to Exhibit 3.2 to Dana Holding Corporation’s Current Report on Form 8-K dated December 20, 2010).

4.3	Dana Holding Corporation 2012 Omnibus Incentive Plan.

5.1	Opinion and Consent of Robert W. Spencer, Jr. as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Robert W. Spencer, Jr., legal counsel (contained in Exhibit 5.1).

24.1	Powers of Attorney.